Exhibit 4.28

SECOND SUPPLEMENTAL INDENTURE, dated as of December 23, 2005 (this “Second Supplemental Indenture”), is by and among Hexion U.S. Finance Corp. (formerly known as Borden U.S. Finance Corp., and as successor to BCI US Finance Corp.), a Delaware corporation (“Hexion U.S.”), Hexion Nova Scotia Finance, ULC (formerly known as Borden Nova Scotia Finance, ULC, and as successor to Borden 2 Nova Scotia Finance, ULC), a Nova Scotia unlimited liability company (“Hexion Nova Scotia”, and together with Hexion U.S., the “Issuers”), Hexion Specialty Chemicals, Inc. (formerly known as Borden Chemical, Inc. or its permitted successor), a New Jersey corporation (“Holdings”), Hexion CI Holding Company (China) LLC, a Delaware limited liability company and an indirect subsidiary of Holdings (the “Additional Subsidiary Guarantor”) and Wilmington Trust Company, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuers, Holdings and the Trustee are parties to an indenture dated as of May 20, 2005 (as amended by the First Supplemental Indenture dated as of May 31, 2005, the “Indenture”), providing for the issuance of the Issuers’ Second-Priority Senior Secured Floating Rate Notes due 2010 (the “Notes”);

WHEREAS, pursuant to Section 4.11 and 10.06 of the Indenture, Holdings has agreed to cause the Additional Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Additional Subsidiary Guarantor will Guarantee payment on the Notes on the terms set forth in the Indenture; and

WHEREAS, pursuant to Section 9.01(iv) of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Additional Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

2. Guarantees. The Additional Subsidiary Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuers’ obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture (including Article 11).

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Notices. For purposes of the Indenture, the address for notices to Hexion U.S., Hexion Nova Scotia and the Additional Subsidiary Guarantor shall be the address for the Issuers and Guarantors set forth in Section 13.02 of the Indenture.

5. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture for or in respect of the recitals contained herein, all of which are made solely by Hexion U.S., Hexion Nova Scotia and the Additional Subsidiary Guarantor. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Second Supplemental Indenture. This Second Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUERS

HEXION U.S. FINANCE CORP.

HEXION NOVA SCOTIA FINANCE, ULC

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Vice President

HOLDINGS

HEXION SPECIALTY CHEMICALS, INC.

By:	/s/ George F. Knight
	Name:	William H. Carter
	Title:	Vice President

SUBSIDIARY GUARANTOR

HEXION CI HOLDING COMPANY (CHINA) LLC

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Vice President

Second Supplemental Indenture	S-1
to Borden May 2005 Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

TRUSTEE

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Mary St. Amand
Name:	Mary St. Amand
Title:	Assistant Vice President

Second Supplemental Indenture	S-2
to Borden May 2005 Indenture